UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. _____)

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SFSB, INC.

(Name of Registrant as Specified In Its Charter).

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SFSB, INC.
1614 Churchville Road
Bel Air, Maryland 21015
(443) 265-5570

April 20, 2009

Dear Stockholder:

We cordially invite you to attend the Annual Meeting of Stockholders of SFSB, Inc. The Annual Meeting will be held in Slavie Federal Savings Bank’s (the “Bank”) Community Room located at 1614 Churchville Road, Bel Air, Maryland 21015, at 4:00 p.m., local time, on May 21, 2009.

The enclosed Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement describe the formal business to be transacted. Our directors and officers will be present at the Annual Meeting to respond to any questions that stockholders may have.

The Annual Meeting is being held so that stockholders may vote upon the election of directors, the ratification of the appointment of Beard Miller Company LLP as independent registered public accountants of SFSB, Inc. and any other business that properly comes before the Annual Meeting.

The Board of Directors of SFSB, Inc. has determined that approval of each of the matters to be considered at the Annual Meeting is in the best interest of SFSB, Inc. and its stockholders. The Board of Directors unanimously recommends a vote “FOR” each matter to be considered.

On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card as soon as possible, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting. Your vote is important, regardless of the number of shares you own.

BY ORDER OF THE BOARD OF DIRECTORS

Philip E. Logan
President, Chief Executive Officer
and Chairman of the Board

SFSB, INC.
1614 Churchville Road
Bel Air, Maryland 21015

Notice of Annual Meeting of Stockholders
to be held May 21, 2009, at 4:00 P.M.

The Annual Meeting of Stockholders of SFSB, Inc., a federally chartered mid-tier stock holding company, will be held on May 21, 2009, at 4:00 p.m., local time, in Slavie Federal Savings Bank’s Community Room located at 1614 Churchville Road, Bel Air, Maryland 21015 for the following purposes:

1.	To elect two directors to serve for a three-year term ending at the Annual Meeting of Stockholders to be held in 2012, and until their successors are duly elected and qualified.
2.	To ratify the appointment of Beard Miller Company LLP, as independent registered public accountants, to audit the financial statements of SFSB, Inc. for 2009.
3.	To act upon any other matter that may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 9, 2009 will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

Accompanying this notice is a proxy statement and proxy form. Whether or not you plan to attend the meeting, please indicate your choices on the matters to be voted upon, date and sign the enclosed proxy and return it in the enclosed postage-paid return envelope. You may revoke your proxy at any time prior to or at the meeting by written notice to SFSB, Inc., by executing a proxy bearing a later date, or by attending the meeting and voting in person.

You are cordially invited to attend the meeting in person.

By Order of the Board of Directors,

Charles E. Wagner, Jr., Secretary

Bel Air, Maryland
April 20, 2009

SFSB, INC.
1614 Churchville Road
Bel Air, Maryland 21015

PROXY STATEMENT

Annual Meeting of Stockholders to be held on
May 21, 2009 at 4:00 P.M.

INTRODUCTION

This Proxy Statement and the form of proxy is being furnished on or about April 20, 2009 to stockholders of SFSB, Inc. in connection with the solicitation of proxies by SFSB, Inc.’s Board of Directors to be used at the Annual Meeting of Stockholders described in the accompanying notice (the “Annual Meeting”) or any adjournment or postponement thereof. The purposes of the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders.

SFSB, Inc.’s Annual Report, including financial statements for the year ended December 31, 2008, is being mailed to all stockholders with this Proxy Statement.

If you are a stockholder of record (i.e. you own the shares directly in your name), you may attend the Annual Meeting and vote in person as long as you present valid proof of identification at the Annual Meeting. If you hold your shares in SFSB, Inc. beneficially but not of record (i.e. the shares are held in the name of a broker or other nominee for your benefit) you must present proof of beneficial ownership in order to attend the Annual Meeting, which generally can be obtained from the record holder, and you must obtain a proxy from the record holder in order to vote your shares if you wish to cast your vote in person at the Annual Meeting. For further information please contact Charles E. Wagner, Jr. at (443) 265-5570.

SOLICITATION AND REVOCATION OF PROXIES

The enclosed proxy is solicited by the Board of Directors of SFSB, Inc. The Board of Directors selected Mr. Thomas J. Drechsler and Mr. Charles E. Wagner, Jr. or either of them, to act as proxies with full power of substitution at the Annual Meeting. The proxy is revocable at any time prior to or at the Annual Meeting by written notice to SFSB, Inc., by executing a proxy bearing a later date, or by attending the Annual Meeting and voting in person. A written notice of revocation of a proxy should be sent to the Secretary, SFSB, Inc., 1614 Churchville Road, Bel Air, Maryland 21015, and will be effective if received by the Secretary prior to the Annual Meeting. The presence of a stockholder at the Annual Meeting alone will not automatically revoke such stockholder’s proxy.

In addition to solicitation by mail, officers and directors of SFSB, Inc. may solicit proxies personally or by telephone. SFSB, Inc. will not specifically compensate these persons for soliciting such proxies. SFSB, Inc. will bear the cost of soliciting proxies. These costs may include reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners. SFSB, Inc. will reimburse brokers and other persons for their reasonable expenses in forwarding proxy materials to customers who are beneficial owners of the common stock of SFSB, Inc. registered in the name of nominees.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 21, 2009

The Proxy Statement and the form of proxy card for the annual meeting and our Annual Report for the year ended December 31, 2008 are available at http://www.vfnotice.com/sfsb.

OUTSTANDING SHARES AND VOTING RIGHTS

Stockholders of record at the close of business on April 9, 2009 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the close of business on that date, there were outstanding and entitled to vote 2,707,652 shares of common stock, $0.01 par value per share, each of which is entitled to one vote.

The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting will be necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

Assuming a quorum is present, the affirmative vote of a plurality of the shares cast in person or represented by proxy at the Annual Meeting is required to elect the director nominees. In other words, the nominees to receive the greatest number of votes cast, up to the number of nominees up for election, will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

The affirmative vote of at least a majority of all votes cast at the Annual Meeting is sufficient for the ratification of the appointment of Beard Miller Company LLP as our independent public accountants. Abstentions and broker non-votes are not included in calculating votes cast with respect to this proposal and will have no effect on the outcome of this proposal.

A broker “non-vote” is a proxy received from a broker or nominee indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares on a particular matter with respect to which the broker or nominee does not have discretionary power to vote.

All proxies will be voted as directed on the proxy form by the stockholder. A proxy, if executed and not revoked, will be voted in the following manner (unless it contains instructions to the contrary, in which case it will be voted in accordance with such instructions):

FOR the nominees for directors named below.

FOR ratification of the appointment of Beard Miller Company LLP as independent public accountants for 2009.

Proxies will be voted in the discretion of the holder on such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Because Slavie Bancorp, MHC, a federally-chartered mutual holding company, owns 60.44% of SFSB, Inc.’s outstanding common stock, the votes cast by Slavie Bancorp, MHC will be determinative in the voting on the matters to be presented to the Annual Meeting.

IT IS ANTICIPATED THAT SLAVIE BANCORP, MHC WILL VOTE ITS SHARES OF COMMON STOCK IN FAVOR OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS LISTED HEREIN AND FOR THE RATIFICATION OF THE APPOINTMENT OF BEARD MILLER COMPANY LLP.

PARTICIPANTS IN THE SLAVIE FEDERAL SAVINGS BANK ESOP

If you participate in the Slavie Federal Savings Bank Employee Stock Ownership Plan (the “ESOP”), you will receive a voting instruction form for the plan that reflects all shares you may direct the trustee to vote on your behalf under the ESOP. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary duties, will vote all unallocated shares of SFSB, Inc. common stock held by the ESOP and allocated shares for which no voting instructions are received in a manner determined by the ESOP trustee. The deadline for returning your voting instructions to the ESOP trustee is May 21, 2009.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth information with respect to the beneficial ownership of SFSB, Inc.’s common stock as of April 9, 2009 by each director, by its executive officers named in the Summary Compensation Table and by all of its directors and executive officers as a group, as well as information regarding each other person that we believe owns in excess of 5% of the outstanding shares of common stock. The table includes options beneficially owned by these persons and exercisable within 60 days of April 9, 2009. Unless otherwise noted below, we believe that each person named in the table has or will have sole voting and sole investment power with respect to each of the securities reported as beneficially owned by such person. We have also included information regarding the shares owned by our employee stock ownership plan.

Name and Address of Beneficial Owner(1)	Amount of Common Stock Beneficially Owned(2)(3)(4)	Percentage of Class Owned
J. Benson Brown(5)	12,790	0.47%
Thomas J. Drechsler(6)	12,290	0.45
Philip E. Logan	38,019	1.40
Robert M. Stahl, IV	7,290	0.27
Charles E. Wagner, Jr.(7)	29,821	1.10
James D. Wise	7,290	0.27
Sophie Torin Wittelsberger	16,473	0.61
All directors & executive officers	123,973	4.57%
Third Avenue Management LLC 622 Third Avenue, 32nd Floor, New York, N.Y. 10017(8)	242,800	8.97%
Slavie Bancorp, MHC(9)	1,636,594	60.44%
Slavie Federal Savings Bank Employee Stock Ownership Plan Trust	116,630	4.31%

(1)	Unless otherwise indicated, the address of each person listed in the foregoing table is the address of SFSB, Inc.
(2)	Includes shares of unvested restricted stock as part of the SFSB, Inc. 2005 Recognition and Retention Plan with respect to which individuals have voting but not investment power as follows: Messrs. Brown, Drechsler, Stahl and Wise – 1,167 shares each, Mr. Logan – 4,666 shares, Mr. Wagner – 3,499 shares and Mrs. Wittelsberger – 2,334 shares. All restricted stock awards vest in five equal annual installments commencing one year from the date of grant, which was August 23, 2005.
(3)	Includes shares allocated to the account of individuals under the Slavie Federal Savings Bank Employee Stock Ownership Plan (“ESOP”) with respect to which individuals have voting but not investment power as follows: Mr. Logan – 3,859 shares, Mr. Wagner – 2,951 shares and Mrs. Wittelsberger – 1,893 shares.
(4)	Includes stock options exercisable within 60 days of April 9, 2009 as follows: Messrs. Brown, Drechsler, Stahl and Wise – 2,916 shares each, Mr. Logan – 11,664 shares, Mr. Wagner – 8,748 shares and Mrs. Wittelsberger – 5,832 shares.
(5)	Includes 3,000 shares owned by an individual retirement account and 500 shares held jointly with a relative, over which Mr. Brown has shared voting and investment power.
(6)	Includes 5,000 shares held jointly with his spouse, over which Mr. Drechsler has shared voting and investment power.
(7)	Includes 5,000 shares held jointly with his spouse, over which Mr. Wagner has shared voting and investment power.
(8)	This information is based on a Schedule 13G filed with the Securities Exchange Commission by Third Avenue Management LLC on February 14, 2007.
(9)	SFSB, Inc.’s executive officers and directors are also executive officers and directors of Slavie Bancorp, MHC.

Securities Authorized For Issuance Under Equity Compensation Plans

The following table sets forth certain information as of December 31, 2008, with respect to compensation plans under which equity securities of SFSB, Inc. are authorized for issuance.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column) (a) (1) (c)
Equity compensation plans approved by security holders	94,771	$9.15	61,242
Equity compensation plans not approved by security holders	—	—	—
Total	94,771	$9.15	61,242

(1)	Includes 17,498 shares of restricted stock available for issuance under the Company’s 2005 Recognition and Retention Plan.

PROPOSAL I
ELECTION OF DIRECTORS

The Board of Directors currently has six directors, divided into three classes – Class A, Class B and Class C.

As part of the reorganization into a mutual holding company structure in December 2004, the directors of SFSB, Inc., were each initially placed into one of the three classes of directors, with a term of office expiring at the 2005 annual meeting (for the Class A directors), the 2006 annual meeting (for the Class B directors), or the 2007 annual meeting (for the Class C directors). After this initial phase-in period, the directors in each class were elected to serve for a three year term and until their respective successors are duly elected and qualified. The current Class B directors’ term expires at the Annual Meeting on May 21, 2009.

All of the members of SFSB, Inc.’s Board of Directors have served since the incorporation of SFSB, Inc. in December 2004. All of the members of SFSB, Inc.’s Board of Directors also serve as directors of the Bank.

The Board of Directors is recommending the election of J. Benson Brown and James D. Wise as Class B directors for a term ending at the 2012 annual meeting of stockholders. Both of the nominees are currently directors of SFSB, Inc. and both nominees have consented to serve as a director, if elected. The directors whose terms are not expiring will continue to serve as directors until the expiration of their respective terms.

It is not contemplated that any of the nominees will become unavailable to serve, but if that should occur before the Annual Meeting, proxies that do not withhold authority to vote for the nominees listed below will be voted for another nominee, or nominees, selected by the Board of Directors.

The proxies solicited hereby, unless directed to the contrary, will be voted “For” the election as directors of both nominees named below. In order to be elected, a plurality of the shares cast at the Annual Meeting is necessary. Abstentions and broker non-votes will have no effect on the outcome of the election.

Information regarding the nominees and the directors who will continue to serve unexpired terms, and certain information relating to them, follows.

Nominees for election to the Board of Directors for a three-year term expiring in 2012:

The Board of Directors recommends that stockholders vote “FOR” the election of both nominees.

J. Benson Brown, 45, is a principal of JB Brown Associates, a real estate consulting firm, and he has served in that capacity since April 1990. Since May 2001, Mr. Brown also has been employed by iCVn Inc., a Maryland based business involved in the development of cash/check tracing technology for combating currency/check related crimes. From May 2001 to October 2002, Mr. Brown served as the Chief Financial Officer of iCVn Inc.

James D. Wise, 49, is a principal of Ronald Blue & Co., LLC, a fee only financial and investment consulting firm, and has served in that capacity since January 2002. Prior to 2002, Mr. Wise had served in a variety of capacities at Ronald Blue & Co., LLC, including as a managing director, client manager and financial planner.

Continuing Directors:

The directors whose terms are not expiring at the Annual Meeting are as follows:

Term Expiring at 2010 Annual Meeting

Thomas J. Drechsler, Esq. 48, is a practicing attorney and, since January 2004, a principal in the law firm of Kearney, Drechsler & Awalt, LLC, a Towson, Maryland-based law firm. Prior to 2004, Mr. Drechsler was a principal in the law firm of Carson, Jones-Bateman & Drechsler, P.A. In addition to his legal practice, Mr. Drechsler has served as the Managing Attorney/Principal of the Towson office of Sage Title Group, LLC, a title service business, since October 2007. From May 2002 to September 2007, he served as the Managing Attorney of the Towson office of Universal Settlements, LLC and from January 2000 to May 2002, he was the Managing Attorney/Principal of Juris Title Company.

Charles E. Wagner, Jr., 54, is the Executive Vice President, Chief Lending Officer and Secretary of Slavie Federal Savings Bank. He has served in that capacity since January 2001. From 1987 to December 2000, Mr. Wagner was a Vice President and mortgage officer for Slavie Federal Savings Bank. Prior to 1987, Mr. Wagner served Slavie Federal Savings Bank in a variety of other capacities.

Term Expiring at 2011 Annual Meeting

Philip E. Logan, 55, is the President, Chief Executive Officer and Chairman of the Board of Slavie Federal Savings Bank. He has served in that capacity since January 2001. From 1987 to December 2000, Mr. Logan was Executive Vice President of Slavie Federal Savings Bank. Prior to 1987, Mr. Logan served Slavie Federal Savings Bank in a variety of other capacities.

Robert M. Stahl IV, 47, is a practicing attorney and a certified public accountant. Since January 2004, Mr. Stahl has been a principal of the Law Offices of Robert M. Stahl. From 1998 to 2003, Mr. Stahl was president and a principal of Robert M. Stahl & Associates, P.C.

The Board of Directors has determined that Messrs. Stahl and Wise are “independent” as defined under the applicable rules and listing standards of the NASDAQ Stock Market LLC, assuming the rules and listing standards of the NASDAQ Stock Market LLC were applicable to SFSB, Inc. There were no transactions, relationships or arrangements between the directors determined to be independent and SFSB, Inc. or the Bank that are not disclosed under “Certain Relationships and Related Transactions” below.

BOARD MEETINGS AND COMMITTEES

SFSB, Inc.’s Board of Directors meets for regular meetings twice each month and for such special meetings as circumstances may require. The Board of Directors of SFSB, Inc. met 25times during 2008.

The Board of Directors of the Bank meets twice each month. The Board of Directors also holds quarterly meetings, an annual meeting and on an as needed basis, special meetings. The Board of Directors of the Bank met 24 times during 2008. Each director attended at least 75% of the total number of meetings of the Board of Directors and the Board committees of SFSB, Inc. and Slavie Federal Savings Bank, for which he was a member during 2008.

The Board of Directors of SFSB, Inc. has standing Audit, Nominating and Compensation Committees. The Bank also has a number of standing committees, including the Asset & Liability Committee, Audit Committee, Compensation Committee, Executive Loan Review Committee and Nominating Committee. The members of SFSB, Inc.’s and the Bank’s Audit, Compensation and Nominating Committees are the same, and these committees typically hold joint meetings.

SFSB, Inc.’s policy requires that, in the absence of an unavoidable conflict, all directors are expected to attend the annual meeting of SFSB, Inc.’s stockholders. All members of the Board of Directors of SFSB, Inc. attended the 2008 annual meeting.

Audit Committee

SFSB, Inc.’s and the Bank’s Audit Committee members are Messrs. Stahl and Wise. The Board of Directors has determined that each of these individuals is independent, as defined under the rules and regulations of the Securities and Exchange Commission and the applicable rules and listing standards of the NASDAQ Stock Market LLC, assuming the rules and listing standards of the NASDAQ Stock Market LLC were applicable to SFSB, Inc. In addition, the Board of Directors has determined that Mr. Stahl is an “audit committee financial expert” as that term is defined by the rules and regulations of the Securities and Exchange Commission.

The Audit Committee of SFSB, Inc. held six meetings in 2008 and the Audit Committee of the Bank held one meeting in 2008 which was held simultaneously with a meeting of the Audit Committee of SFSB, Inc. The Audit Committee’s primary responsibilities are to assist the Board of Directors by monitoring: (i) the integrity of SFSB, Inc.’s financial statements; (ii) the independent auditors’ qualifications and independence; (iii) the performance of SFSB, Inc.’s and its subsidiaries’ independent auditors; (iv) SFSB, Inc.’s system of internal controls; (v) SFSB, Inc.’s financial reporting and system of disclosure controls; and (vi) SFSB, Inc.’s compliance with legal and regulatory requirements.

In addition, the Audit Committee was appointed to oversee treatment of, and any necessary investigation concerning, any employee complaints or concerns regarding SFSB, Inc.’s accounting and auditing matters. Pursuant to procedures adopted by SFSB, Inc., any employee with such complaints or concerns is encouraged to report them, anonymously if they desire, to the Chair of the Audit Committee for investigation, and appropriate corrective action, by the Audit Committee.

The Audit Committee has adopted a written charter, a copy of which is available in the investor relations section of the Bank’s website at www.slavie.com.

Nominating Committee

SFSB, Inc.’s and the Bank’s Nominating Committee members are Messrs. Drechsler, Logan, Stahl, and Wagner. The Board of Directors has determined that Mr. Wise is independent, as defined under the applicable rules and listing standards of the NASDAQ Stock Market LLC, assuming the rules and listing standards of the NASDAQ Stock Market LLC were applicable to SFSB, Inc. The Nominating Committee has adopted a written charter, a copy of which is available in the investor relations section of the Bank’s website at www.slavie.com. Our Bylaws and the Nominating Committee charter provides that the members of the Nominating Committee shall be those members of the Board of Directors whose terms are not subject to expire at the next annual meeting of stockholders.

The Nominating Committee of SFSB, Inc. held two meetings in 2008 and the Nominating Committee of the Bank held one meeting in 2008 which was held simultaneously with the meeting of the Nominating Committee of SFSB, Inc. The Nominating Committee determines whether the incumbent directors should stand for reelection to the Board of Directors, and identifies and evaluates candidates for membership to the Board of Directors. In the case of a director nominated to fill a vacancy on the Board of Directors due to an increase in the size of the Board of Directors, the Nominating Committee recommends to the Board of Directors the class of directors in which the director-nominee should serve. The Nominating Committee also conducts appropriate inquiries into the backgrounds and qualifications of possible director candidates and reviews and makes recommendations regarding the composition and size of the Board of Directors.

The Nominating Committee also evaluates candidates for nomination to the Board of Directors who are recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the Board may do so by submitting a written recommendation to the Secretary of SFSB, Inc. at 1614 Churchville Road, Bel Air, Maryland 21015. Submissions must include sufficient biographical information concerning the recommended individual, including age, five year employment history with employer names and a description of the employer’s business, whether such individual can read and understand basic financial statements and a current list of board memberships for the Nominating Committee to consider. A written consent of the individual to stand for election if nominated and to serve if elected by the stockholders must accompany the submission. The Nominating Committee will consider recommendations received by a date not later than 120 calendar days before the date the Company’s proxy statement was released to stockholders in connection with the prior year’s annual meeting for nomination at that annual meeting. The Nominating Committee will consider nominations received beyond that date at the annual meeting subsequent to the next annual meeting.

The Nominating Committee evaluates nominees for directorship recommended by security holders in the same manner in which it evaluates any nominees for directorship. Minimum qualifications include high moral character, mature judgment, familiarity with SFSB, Inc.’s business and industry, independence of thought and ability to work collegially.

In addition to candidates recommended by stockholders, the Nominating Committee identifies potential candidates through various methods, including but not limited to, recommendations from existing directors, customers and employees. In identifying and evaluating candidates for membership on the Board of Directors, the Nominating Committee takes into account all factors it considers appropriate. These factors may include, without limitation: (a) ensuring that the Board of Directors, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including, if determined by the Committee to be appropriate, expertise that could qualify a director as an “audit committee financial expert,” as that term is defined by the rules of the Securities and Exchange Commission), local or community ties and (b) minimum individual qualifications, including high moral character, mature judgment, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially. The selection process for new members of the Board of Directors is as follows: (1) the Board of Directors identifies a need to add a new member with specific qualifications or to fill a vacancy on the board, (2) the Committee Chair or other designated Committee member initiates a search seeking input from the Board of Directors and the Company’s management, and may hire a search firm, if necessary, (3) a candidate or slate of candidates that satisfy specific criteria and/or otherwise qualify for membership on the Board, based on the factors described above, are identified and presented to the Committee, and (4) the Chairman of the Board, the Company’s CEO and all or at least one member of the Committee interviews the prospective candidate(s). The Nominating Committee Chair keeps the full Board of Directors informally informed of the progress, and (5) the Committee meets to consider and approve the final candidate(s) (and conduct additional interviews, if deemed necessary) or recommends a candidate(s) to the full Board of Directors.

Compensation Committee

SFSB, Inc. and the Bank’s Compensation Committee members are Messrs. Brown, Drechsler, Stahl and Wise — the non-employee directors of the Bank. The Board of Directors has determined that Messrs. Stahl and Wise are independent, as defined under the applicable rules and listing standards of the NASDAQ Stock Market LLC, assuming the rules and listing standards of the NASDAQ Stock Market LLC were applicable to SFSB, Inc. The Compensation Committee does not have a charter. The Compensation Committee of SFSB, Inc. held no meetings in 2008 and the Compensation Committee of the Bank held two meetings in 2008.

The Compensation Committee evaluates the performance of executive management, approves performance objectives for executive management and determines executive management’s compensation. The Compensation Committee also reviews current industry practices regarding compensation packages provided to executive management and the Board of Directors, including salary, bonus, stock options and perquisites. The Compensation Committee also determines the compensation to be paid to the Board of Directors. Each year by the first Monday of December, the president submits salary recommendations for executive management, including himself, to the Compensation Committee for the following year, based on peer report data and the attainment of executive management’s goals and objectives. The Compensation Committee makes the final determination in setting salaries for executive management.

DIRECTOR COMPENSATION

The following table discloses all fees and other payments to each director for the fiscal year ended December 31, 2008.

Name(1)	Fees Earned or Paid in Cash	Restricted Stock Awards(2)(5)	Stock Option Awards(3)(5)	All Other Compensation(4)	Total
J. Benson Brown	$31,500	$3,906	$3,689	$1,139	$40,234
Thomas J. Drechsler	30,850	3,906	3,689	—	38,445
Robert M. Stahl, IV	35,500	3,906	3,689	—	43,095
James D. Wise	32,100	3,906	3,689	—	39,695

(1)	Table does not include directors who are executive officers of SFSB, Inc. and Slavie Federal Savings Bank, whose compensation is included in the Summary Compensation Table below.
(2)	All awards vest in five equal annual installments beginning one year from the date of grant, which was August 23, 2005.
(3)	All options have an exercise price of $9.15, the fair market value of our common stock on the date of grant, which was August 1, 2005. All options vest in five equal annual installments beginning one year from the date of grant.
(4)	Consists of consulting fees associated with real estate services.
(5)	During 2005, the Company granted stock options covering 102,061 shares of common stock to certain employees and directors of the Company. The options were granted at the then fair market value of $9.15 per share, vest over five years and expire 10 years from the date of grant. The company estimated the grant date fair value of each option awarded in fiscal 2005 using the Black-Scholes Option-Pricing model with the following assumptions: dividend yield 0%, risk-free rate interest rate of 4.22%, and expected lives of 7 years. The assumption for the expected volatility was 11.42%. The estimated fair value of each option granted was computed to be $2.53. During the same year, the Company granted 40,824 shares of restricted stock to certain employees and directors of the Company, with a fair market value of $9.40 per share.

The following table provides information about our directors’ outstanding option and stock awards as of December 31, 2008. The amounts shown were granted in 2005 pursuant to the SFSB, Inc. 2005 Stock Option Plan and the SFSB, Inc. 2005 Recognition and Retention Plan:

	Option Awards			Stock Awards
Name(1)	Number of Unexercisable Options	Option Exercise Price	Option Expiration Date	Number of Restricted Stock Awards not Vested	Market Value of Shares not Vested
J. Benson Brown	2,916	$9.15	08/01/2015	1,167	$6,769
Thomas J. Drechsler	2,916	9.15	08/01/2015	1,167	6,769
Robert M. Stahl, IV	2,916	9.15	08/01/2015	1,167	6,769
James D. Wise	2,916	9.15	08/01/2015	1,167	6,769

(1)	Table does not include directors who are executive officers of SFSB, Inc. and Slavie Federal Savings Bank, who are included in the Outstanding Equity Awards Table below.

Pursuant to our Director Compensation Policy, during 2008 each director of the Bank, including employee directors (Messrs. Logan and Wagner), received $850 for each regular meeting and the Board of Directors’ meeting held on the same date as the Annual Meeting of Stockholders, $75 for each quarterly meeting and an amount determined by the Board of Directors for special meetings. All directors are also eligible for an annual bonus, which is awarded at the discretion of the Board of Directors. In addition, each non-employee director was paid $300 for the first hour of each committee meeting attended ($500 for the Chair of the Committee to compensate for additional duties) and $50 for each additional half-hour, with an $850 maximum fee per committee meeting ($1,050 for the Chair of the Committee). Members of the Loan Committee also receive a monthly fee of $50. Directors are paid for two excused absences from Board and committee meetings. Directors are only paid for additional absences if the absence is for a medical reason. The Board of Directors or the Compensation Committee of the Board of Directors of the Bank may also authorize discretionary payments to one or more directors or the entire Board of Directors as a result of outstanding service. Also, all directors of SFSB, Inc. and the Bank are entitled to reimbursement for reasonable expenses incurred on behalf of SFSB, Inc. and the Bank. During 2008, the Bank paid each director $1,050 for a strategic planning meeting. The Bank paid a performance bonus of $6,000 to each director for the year ended December 31, 2008.

The Director Compensation Policy provides that unless and until SFSB, Inc. becomes actively involved in additional businesses other than owning all the capital stock of the Bank, no separate cash compensation will be paid to the directors of SFSB, Inc. in addition to that paid to them by the Bank in their capacities as directors of the Bank. SFSB, Inc. may determine in the future that such separate cash compensation is appropriate.

The Director Compensation Policy was changed effective January 1, 2009 to increase the fee for the first hour of each committee meeting attended to $450 ($750 for the Chair of the Committee to compensate for additional duties), although the $850 maximum fee per committee meeting ($1,050 for the Chair) was retained.

The Director Compensation Policy provides that the policy may be changed from time to time.

EXECUTIVE COMPENSATION

The following table sets forth, for the years ended December 31, 2008 and 2007, the compensation paid by the Bank to its president and chief executive officer, its chief financial officer and the other executive officer of the Bank who received total compensation in excess of $100,000 in 2008. Officers of the Bank are not separately compensated for their services as officers of SFSB, Inc.

Summary Compensation Table

Name And Principal Position	Year	Salary	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation	All Other Compensation(3)	Total
Philip E. Logan, Chairman, President and Chief Executive Officer	2008	$125,840	$21,037	$14,755	$46,454	$28,633	$236,719
	2007	$121,000	$29,539	$14,755	—	$22,198	$187,492

Charles E. Wagner, Jr., Executive Vice President, Chief Lending Officer and Secretary	2008	$87,360	$15,913	$11,066	$23,596	$32,676	$170,611
	2007	$84,000	$22,309	$11,066	—	$26,224	$143,599

Sophie T. Wittelsberger, Vice President and Chief Financial Officer	2008	$71,760	$10,358	$7,377	$15,008	$1,743	$106,246
	2007	$69,000	$14,732	$7,377	—	$2,583	$93,692

(1)	Includes the cost of 11,664, 8,748 and 5,832 shares of restricted stock granted to Messrs. Logan and Wagner, and Mrs. Wittelsberger, respectively, on August 23, 2005, based on a per share value of $6.70 in 2008 and $8.75 in 2007, the closing price of SFSB, Inc.’s common stock on the anniversary dates of the grant. The restricted stock awards vest in five equal annual installments commencing one year from the date of grant, so as of December 31, 2008, three-fifths of the restricted stock awards had vested. Dividends, if any, will be paid on the restricted stock. Also includes for 2008 the cost of 932, 722 and 439 allocated shares provided under the Slavie Federal Savings Bank Employee Stock Ownership Plan granted to Messrs. Logan and Wagner, and Mrs. Wittelsberger, based on a per share value of $5.80, the closing price of SFSB, Inc.’s common stock on December 31, 2008. Also includes for 2007 the cost of 1,106, 848 and 549 allocated shares provided under the Slavie Federal Savings Bank Employee Stock Ownership Plan granted to Messrs. Logan and Wagner, and Mrs. Wittelsberger, respectively, based on a per share value of $8.25, the closing price of SFSB, Inc.’s common stock on December 31, 2007.
(2)	Represents the cost of 29,161, 21,870 and 14,580 options to purchase common stock granted to Messrs. Logan and Wagner, and Mrs. Wittelsberger, respectively, on August 1, 2005. Based on a per share value of $2.53, using the Black-Scholes Option Pricing model with the following assumptions: dividend yield 0%, risk-free interest rate of 4.22%, and expected lives of 7 years. The assumption for the expected volatility was 11.42%. The stock options become exercisable in five equal installments commencing one year from the date of grant.
(3)	Includes for 2008 director fees of $21,550 and board performance bonus of $6,000 for Messrs. Logan and Wagner, and $4,050 for service rendered as secretary of SFSB, Inc. and the Bank for Mr. Wagner. Also includes matching funds under the Bank’s 401(k) plan of $650, $594 and $1,346 for Messrs. Logan and Wagner, and Mrs. Wittelsberger, respectively, term life insurance premiums paid by the Bank of $433, $482 and $397, for Messrs. Logan and Wagner, and Mrs. Wittelsberger, respectively.

Employment Arrangements

Beginning January 1, 2008, our executive officers became employed on an at-will basis and Philip E. Logan, Charles E. Wagner, Jr. and Sophie Torin Wittelsberger or the Bank may terminate the employer-employee relationship at any time.

Mr. Logan serves as the President and Chief Executive Officer of SFSB, Inc. and Slavie Federal Savings Bank. Mr. Logan is employed on an at-will basis at a rate of pay of $125,840 as of January 1, 2009. Mr. Logan is eligible to receive annual salary increases as determined by the Compensation Committee of the Board of Directors and may receive an annual bonus pursuant to a performance-based bonus plan administered by the Compensation Committee of the Board of Directors. He is also entitled to all benefits available to all full-time employees of Slavie Federal Savings Bank.

Mr. Logan is also compensated for his attendance at board meetings at the same rate as other board members. Mr. Logan received $27,550, including a $6,000 bonus, for his service as a director during 2008.

Mr. Wagner serves as the Executive Vice President and Chief Lending Officer of SFSB, Inc. and the Bank. Mr. Wagner is employed on an at-will basis at a rate of pay of $87,360 as of January 1, 2009. Mr. Wagner is eligible to receive annual salary increases as determined by the Compensation Committee of the Board of Directors and may receive an annual bonus pursuant to a performance-based bonus plan administered by the Compensation Committee of the Board of Directors. He is also entitled to all benefits available to all full-time employees of Slavie Federal Savings Bank.

Mr. Wagner is also compensated for his attendance at board meetings at the same rate as other board members. Mr. Wagner received $27,550, including a $6,000 bonus, for his service as a director and $4,050 for his service as board secretary during 2008.

Mrs. Wittelsberger serves as a Vice President and the Chief Financial Officer of SFSB, Inc. and the Bank. Mrs. Wittelsberger is employed on an at-will basis at a rate of pay of $71,760 as of January 1, 2009. Mrs. Wittelsberger is eligible to receive annual salary increases as determined by the Compensation Committee of the Board of Directors and may receive an annual bonus pursuant to a performance-based bonus plan administered by the Compensation Committee of the Board of Directors. She is also entitled to all benefits available to all full-time employees of Slavie Federal Savings Bank.

Non-Equity Incentive Compensation Plan

The Compensation Committee of the Board of Directors established a performance-based bonus plan for certain officers in November 2007. This plan replaced our Officer Performance Management Plan, which was terminated in 2005. Messrs. Logan and Wagner and Mrs. Wittelsberger are eligible for participation in this plan. Under this plan, the Compensation Committee sets annual goals for improvements that correspond with its assessment of the Bank’s strategic objectives, which goals the participants are made aware of after they are determined. For 2008 and 2009 the Committee set goals relating to attaining improvements in the Company’s profitability and net interest margins. If the goals are reached, the officers are eligible for bonuses. The total amount of bonuses available under the plan is based on a percentage of after-tax net income. The Compensation Committee has the discretion to reduce or eliminate, though not increase, this bonus pool amount.

Forty percent of the bonus pool amount is allocated to our president and chief executive officer, who may pay a bonus to his administrative assistant out of this amount. The president and chief executive officer determines how the remaining 60% of the bonus pool is distributed among the other two executive officers and the Bank’s Vice President — Branch Operations and Business Development. The other executive officers and the Vice President — Branch Operations and Business Development have the discretion to distribute their allocated amounts of the bonus pool among themselves and their staffs based on their respective contributions to operating results during the year for which the bonus is paid.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about unexercised options and stock awards that have not vested outstanding as of December 31, 2008:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(2)	Market Value of Shares of Stock That Have Not Vested
Philip E. Logan	17,496	11,665	$9.15	8/1/2015	4,666	$27,063
Charles E. Wagner, Jr.	13,122	8,748	$9.15	8/1/2015	3,499	$20,294
Sophie T. Wittelsberger	8,748	5,832	$9.15	8/1/2015	2,334	$13,537

(1)	Options become exercisable in five equal installments commencing one year from the date of grant, which for all options shown was August 1, 2005.
(2)	Awards vest in five equal installments commencing one year from the date of grant, which for all awards shown was August 23, 2005.

Employee Stock Ownership Plan

As part of the reorganization to a federally chartered stock savings bank, the Bank established an Employee Stock Ownership Plan (“ESOP”) for its employees. Employees who are at least 21 years of age with at least one year of employment with Slavie Federal Savings Bank are eligible to participate. The employee stock ownership plan trust borrowed $1,166,300 from SFSB, Inc. and used those funds to purchase 116,630 shares of common stock of SFSB, Inc. Collateral for the loan is the common stock purchased by the ESOP.

Pursuant to the loan documents, the loan will be repaid principally from the Bank’s discretionary contributions to the ESOP with twenty equal annual installments of $58,315 through 2024, bearing interest at the Wall Street Journal prime rate adjusted monthly. Interest is computed on an annual basis. The loan documents provide that the loan may be repaid over a shorter period, without penalty for prepayments.

The shares of common stock purchased by the employee stock ownership plan are held in a suspense account for allocation among participants as the loan is repaid. Contributions to the employee stock ownership plan and shares released from the suspense account in an amount proportional to the repayment of the employee stock ownership plan loan are allocated among employee stock ownership plan participants. Such allocation is based on the ratio of the compensation earned by the employee while a plan participant in the year of allocation to the total compensation earned by all employees while plan participants in the year of allocation. Participants in the plan are not vested in any amount in their accounts before they have completed five years of service. Upon the completion of five years of service, the account balance of participants within the plan becomes 100% vested. Credit is given for years of service with the Bank’s mutual predecessor prior to the adoption of the ESOP. A participant’s interest in his account under the plan also fully vests in the event of termination of service due to a participant’s normal retirement, death, disability, or upon a change in control (as defined in the ESOP). Vested benefits are payable in the form of common stock and/or cash at SFSB, Inc.’s option.

The Bank’s contributions to the ESOP are discretionary, subject to the loan terms and tax law limits. Therefore, benefits payable under the ESOP cannot be estimated. Pursuant to SOP 93-6, we are required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account. In the event of a change in control (as defined in the ESOP), the ESOP will terminate and participants will become fully vested in their account balance, which will be paid to them.

Messrs. Drechsler, Logan and Wise serve as trustees of the ESOP. Under the ESOP, the trustees generally must vote all shares allocated to the participants’ accounts in accordance with the instructions of the participants. Unallocated shares and allocated shares for which the participants do not give voting instructions are generally voted by the trustees. Voting with respect to allocated and unallocated shares is subject to the requirements of applicable law and the fiduciary duties of the trustees.

The employee stock ownership plan is subject to the requirements of the Employee Retirement Income Security Act of 1974, and the regulations of the Internal Revenue Service and the Department of Labor.

Information Regarding Executive Officers Who are Not Directors and Key Employees

Executive Officers

Sophie T. Wittelsberger, 49, is a Vice President and the Chief Financial Officer of SFSB, Inc. and Slavie Federal Savings Bank and also serves as the Community Reinvestment Act Officer of the Bank. She has served as a Vice President since January 2001 and as Chief Financial Officer since June 2005. Mrs. Wittelsberger joined Slavie Federal Savings Bank in June 1997 as the Controller.

Key Employees

Gary E. Barnoff, 55, is a Vice President — Branch Operations and Business Development at Slavie Federal Savings Bank. He has served in that capacity since October 2005 when Mr. Barnoff joined Slavie Federal Savings Bank. From July 2003 to October 2005, Mr. Barnoff served as Assistant Vice President for Mercantile County Bank. Mr. Barnoff served as Director of Development for The Boys & Girls Clubs of Harford County from August 1999 to July 2003. From January 1996 to January 2000, Mr. Barnoff was President and Owner of Hawk Specialties, an advertising specialty/promotional products company. Prior to that Mr.

Barnoff served as Vice President — Regional Sales Manager for First Union National Bank through acquisitions of First Fidelity Bank and Bank of Baltimore from September 1974 to January 1996.

Michael Tagg, 46, is a Vice President — Commercial Lending at Slavie Federal Savings Bank. He has served in that capacity since February 2007 when Mr. Tagg joined Slavie Federal Savings Bank. From December 1992 to January 2007, Mr. Tagg served as Assistant Vice President — Loan Originations and Community Reinvestment Officer for Valley Bank of Maryland. Prior to that Mr. Tagg was a Banking Center Manager for Loyola Federal Savings Bank.

Lauren M. Rebbel, 29, is a Certified Financial PlannerTM and Vice President of Slavie Financial Services. She has served in that capacity since June 2007 when Ms. Rebbel joined Slavie Federal Savings Bank. From June 2004 to June 2007, Ms. Rebbel served as Financial Advisor and CFP® for Ferris, Baker Watts. Prior to that Ms. Rebbel served as Financial Advisor and Retirement Planning Specialist with Morgan Stanley.

James T. Nichols, 54, is a Vice President — Commercial Lending at Slavie Federal Savings Bank. He has served in that capacity since November 2007 when Mr. Nichols joined Slavie Federal Savings Bank. From March 2004 to November 2007, Mr. Nichols served as Vice President — Controller of Richland Homes, Inc. Prior to that Mr. Nichols served as Vice President Team Leader — Commercial Real Estate Lending Department of Farmers and Mechanics Bank, which through mergers became Citizens National Bank, a Mercantile Bank & Trust Corp affiliate.

Gary Geiss, 56, is an Investment Planner and Vice President of Slavie Financial Services. He has served in that capacity since November 2008 when Mr. Geiss joined Slavie Federal Savings Bank. From September 2005 to November 2008, Mr. Geiss served as Vice-President of Investments for Ferris, Baker Watts, Inc. From December 1999 to September 2005, Mr. Geiss was an Investment Advisor for Legg Mason. Prior to that Mr. Geiss served as Treasury Operations Manager, Controller and Asset/Liability Manager for Provident Bank of Maryland.

The officers of SFSB, Inc. and Slavie Federal Savings Bank are elected annually by the respective Boards of Directors following the annual meeting of stockholders and serve for terms of one year or until their successors are duly elected and qualified except where a longer term is expressly provided in an employment contract duly authorized and approved by the Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, SFSB, Inc.’s directors and executive officers and persons holding more than ten percent of its outstanding shares of common stock are required to report their ownership and changes in such ownership to the Securities and Exchange Commission and SFSB, Inc. Based solely on its review of the copies of such reports, SFSB, Inc. believes that, for the year ended December 31, 2008, all Section 16(a) filing requirements applicable to SFSB, Inc.’s officers, directors and greater than ten percent shareholders were complied with on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In the ordinary course of business, Slavie Federal Savings Bank makes loans available to its directors and officers. These loans are made in the ordinary course of business on substantially the same terms, including interest rate and collateral, as comparable loans to unrelated borrowers. Federal regulations permit Slavie Federal Savings Bank to make loans to executive officers and directors at reduced rates or different terms than those offered to the general public if the loan is made under a program generally available to all other employees and does not give preference to any executive officer or director over any other employee. Currently, Slavie Federal Savings Bank does not have a special loan program for employees.

Loans made to directors or executive officers must be approved by a majority of disinterested members of the loan committee and ratified by a majority of disinterested members of the Board of Directors of the Bank. Management believes that the loans to directors and officers neither involve more than the normal risk of collectibility nor present other unfavorable features. As of December 31, 2008, there were a total of eleven loans outstanding to directors and officers with a total balance of $1,925,000.

Since August 2003, Mr. Brown has provided Slavie Federal Savings Bank with real estate consulting services. In addition, Mr. Drechsler currently serves as the Bank’s general counsel through Kearney, Drechsler

& Awalt, LLC of which Mr. Drechsler is a 33% owner. Through other firms, Mr. Drechsler has served as the Bank’s general counsel since 2000. During the years 2008 and 2007, the Bank’s payments to Mr. Brown and Mr. Drechsler’s law firm did not exceed the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years.

Through Sage Title Group, LLC and, prior to September 30, 2007, Universal Title, LLC, Mr. Drechsler also provides settlement related services to the Bank’s borrowers in connection with loans originated by the Bank. In those circumstances, Sage Title Group, LLC (formerly Universal Title, LLC) is compensated by the borrower. For the years ended December 31, 2008 and 2007, amounts paid by borrowers to Universal Title, LLC and Sage Title Group LLC for those services did not exceed the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years.

Our Board of Directors does not believe that our transactions with Mr. Brown or Mr. Drechsler are material to our operations. Our Board of Directors also believes that the terms of these transactions are no less favorable to the Bank or SFSB, Inc. than those that could be obtained from unaffiliated third parties.

PROPOSAL II
RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has ratified and confirmed the Audit Committee’s selection of Beard Miller Company LLP as SFSB, Inc.’s Independent Registered Public Accountant for 2009, subject to ratification by the stockholders. Beard Miller Company LLP has served as Slavie Federal Savings Bank’s Independent Registered Public Accountant since 2003 and is considered by the Audit Committee and management to be well qualified. No qualified opinions have been issued during such engagement.

A representative of Beard Miller Company LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

A majority of votes cast at the meeting is required for approval of this proposal. Abstentions and broker non-votes will have no effect on the vote for this proposal.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Beard Miller Company LLP as Independent Registered Public Accountant for 2009.

If the stockholders fail to ratify this appointment, the Audit Committee will reconsider whether to retain Beard Miller Company LLP and may retain that firm or another firm without resubmitting the matter to SFSB, Inc.’s stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different Independent Registered Public Accountant at any time during the year if it determines that such change would be in SFSB, Inc.’s best interests and in the best interests of our stockholders.

AUDIT COMMITTEE REPORT

The Audit Committee has (1) reviewed and discussed SFSB, Inc.’s audited financial statements with SFSB, Inc.’s management and representatives of Beard Miller Company LLP, Independent Registered Public Accountant; (2) discussed with Beard Miller Company LLP all matters required to be discussed by SAS No. 61, as amended (AICPA, Professional Standards, Vol.1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and (3) has received the written disclosures and the letter from Beard Miller Company LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Beard Miller Company LLP the independence of Beard Miller Company LLP. Based on its review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2008 be included in SFSB, Inc.’s Annual Report on Form 10-K for the last fiscal year.

Audit Committee:

By:	Robert M. Stahl, Chairman James D. Wise

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Beard Miller Company LLP for the audit of SFSB, Inc.’s annual consolidated financial statements for the years ended December 31, 2008 and 2007, and fees billed for other services rendered by Beard Miller Company LLP during those periods.

	Year Ended December 31
	2008	2007
Audit Fees(1)	$66,500	$53,904
Audit Related Fees(2)	2,245	400
Tax Fees(3)	6,750	9,946
All Other Fees	—	—
Total	$75,495	$64,250

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the SFSB, Inc.’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by Beard Miller Company LLP in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of SFSB, Inc.’s consolidated financial statements and are not reported under “Audit Fees.”
(3)	Tax Fees consist of fees billed for professional services rendered for federal and state tax compliance, tax advice and tax planning.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

Before the accountant is engaged by SFSB, Inc. or the Bank to render any audit or non-audit services, the engagement is approved by SFSB, Inc.’s audit committee.

SHAREHOLDER COMMUNICATIONS

If you would like to contact SFSB, Inc.’s Board of Directors, including a committee of the Board of Directors, you may send an email to c.wagner@slavie.com, or write to the following address:

Board of Directors
c/o Corporate Secretary
SFSB, Inc.
1614 Churchville Road
Bel Air, Maryland 21015

The Secretary will compile all communications and submit them to the Board of Directors or the individual Directors on a periodic basis. Communications may be made anonymously and/or confidentially.

SHAREHOLDER PROPOSALS

In order to be included in the proxy materials for SFSB, Inc.’s 2010 Annual Meeting, shareholder proposals submitted to SFSB, Inc. in compliance with SEC Rule 14a-8 (which concerns shareholder proposals that are requested to be included in a company’s proxy statement) must be received in written form at SFSB, Inc.’s corporate offices on or before December 21, 2009. In order to curtail controversy as to compliance with this requirement, shareholders are urged to submit proposals to the Secretary of SFSB, Inc. by Certified Mail — Return Receipt Requested.

In addition to any other applicable requirements, for nominations for election to the Board of Directors outside of the procedures established in the charter of the Nominating Committee of SFSB, Inc. and even if the proposal is not to be included in the proxy statement, pursuant to SFSB, Inc.’s bylaws, the shareholder must give notice in writing to the Secretary of SFSB, Inc. at least 15 days prior to the date of the annual meeting. For the 2009 annual meeting, such notice must be received by the Secretary of SFSB, Inc. by May 6, 2009.

Pursuant to SFSB, Inc.’s bylaws, stockholder proposals at the annual meeting (other than nominations), even if the proposal is not to be included in the proxy statement, will only be considered at the annual meeting if the stockholder submits notice of the proposal to the Secretary of SFSB, Inc. at least five days prior to the date of the annual meeting. The notice must contain (a) a brief description of the proposal desired to be brought before the annual meeting, and (b) the business, as well as the name and address of such stockholder and the class and number of shares which are owned of record by such stockholder. For the 2009 annual meeting, such notice must be received by the Secretary of SFSB, Inc. by May 16, 2009.

ANNUAL REPORT

A copy of SFSB, Inc.'s annual report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission, including financial statements and the schedules thereto, will be furnished by management to any beneficial owner of its securities without charge upon receipt of a written request from such person. Requests in writing should be directed to SFSB, Inc. c/o Corporate Secretary, 1614 Churchville Road, Bel Air, Maryland 21015. Each request must set forth a good faith representation that, as of April 9, 2009, the record date for the Annual Meeting, the person making the request was a beneficial owner of securities entitled to vote at such meeting.

OTHER BUSINESS

The management of the SFSB, Inc. does not intend to present any other matters for action at the Annual Meeting, and the Board of Directors has not been informed that other persons intend to present any matters for action at the Annual Meeting. However, if any other matter should properly come before the Annual Meeting, the persons named in the accompanying form of proxy intend to vote thereon, pursuant to the proxy, in accordance with their judgment of the best interest of SFSB, Inc.

By order of the Board of Directors

Philip E. Logan, President,
Chief Executive Officer and Chairman of the Board

April 20, 2009